Exhibit 99.1

INTRICON REPORTS 2015 THIRD-QUARTER RESULTS

Company Delivers Continued Profitability, Launches Key Value Hearing Health Initiatives

ARDEN HILLS, Minn. — November 9, 2015 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2015.

Highlights:

  Net sales of $17.3 million increased sequentially and over the prior-year period;
  The company continued to deliver profitability with net income of $628,000, or $0.10 per diluted share;
  IntriCon’s Medtronic business posted record quarterly revenue, rising 30 percent over the 2014 third quarter;
  The company launched several key partnerships, including, a joint venture with the Academy of Doctors of Audiology (ADA), earVenture LLC (earVenture) and a strategic supplier agreement with AudioNova; and,
  IntriCon recently acquired the assets of PC Werth Limited, a leading supplier of hearing healthcare products and equipment to the United Kingdom’s National Health Service (NHS).

Financial Results

For the 2015 third quarter, the company reported net sales of $17.3 million, compared to $17.0 million in the prior-year period. IntriCon posted net income of $628,000, or $0.10 per diluted share, versus net income of $558,000, or $0.09 per diluted share, for the 2014 third quarter.

“We are pleased with our third-quarter performance as we continue to deliver profitability while concentrating resources on building the infrastructure required to secure high-potential growth opportunities, especially in the value hearing health space,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We made significant strides in this area during the quarter, most notably by launching earVenture. This joint venture is further evidence that the hearing health market is changing and opportunities exist in various emerging value channels, which we are well-positioned to address."

IntriCon Corporation 2015 Third-Quarter Results

November 9, 2015

Gross profit margins were 26.7 percent compared to 26.3 percent in the prior-year third quarter. The increase was primarily due to higher overall sales volumes.

Nine-Month Results

For the 2015 nine-month period, IntriCon reported net sales of $51.1 million and net income of $1.4 million, or $0.23 per diluted share. This compares to 2014 nine-month net sales of $51.8 million and net income of $1.9 million, or $0.31 per diluted share. Included in 2014 nine-month results was a net loss from discontinued operations of $270,000, or $0.04 per diluted share.

Gross profit margins decreased to 26.5 percent from 27.1 percent for the prior-year, nine-month period. The slight decline was primarily due to product mix and lower overall sales volumes.

Business Update

Hearing health sales declined 17 percent during the third quarter from the prior-year quarter, primarily due to decreases in the conventional channel. As previously noted, the conventional channel has experienced a trend of continuing market consolidation. As a result, the six large manufacturers now control approximately 98 percent of the global market. However, during this time market penetration has stagnated as end-consumer prices have drastically increased. While conventional hearing health sales are down from the prior year, IntriCon remains focused on building the infrastructure required to secure other notable partners who can benefit from the company’s outcomes-based hearing health model offering. “We anticipate these initiatives will drive robust hearing health growth in future quarters,” according to Gorder.

Continued Gorder, “earVenture is a testament to the emerging value channels that we believe have significant growth potential. It capitalizes on IntriCon's established reputation as a leading provider of high-quality, low-cost hearing aids and the ADA's respected position as the only national membership association focused on ownership of the audiology profession through autonomous practice and clinical excellence. Initial earVenture product offerings will help audiologists compete in any market and help underserved or never-served populations who can benefit from hearing aids.

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IntriCon Corporation 2015 Third-Quarter Results

November 9, 2015

“In addition, with our recently announced acquisition of PC Werth Limited, IntriCon gained direct access to the NHS and greater control over our efforts to accelerate new market penetration to serve the United Kingdom’s sizable hearing health needs.”

According to Gorder, the transaction will require various NHS contracts to be novated, which the company anticipates completing in 2015. The NHS is widely seen as the most efficient hearing aid delivery system in the world, supplying an estimated 1.4 million hearing aids annually.

Sales in IntriCon’s medical business increased 28 percent in the 2015 third quarter from the prior-year quarter, primarily driven by IntriCon’s largest customer, Medtronic. For the second consecutive quarter, sales to Medtronic were at record levels. The gains stemmed from MiniLink REAL-Time Transmitter and related accessories sales, which are incorporated in Medtronic’s MiniMed 530G insulin pump and continuous glucose monitoring system. IntriCon anticipates continued Medtronic revenue strength going forward.

Third-quarter 2015 professional audio communication sales declined 42 percent from the prior-year period. The anticipated decrease was due to the conclusion of the company's Singapore Government contract in 2014. IntriCon will continue to leverage its core technologies in professional audio communication to support existing customers, as well as seek related hearing health and medical product opportunities.

Looking Ahead

Concluded Gorder, “We have made significant progress in building our value hearing health infrastructure, securing new channel partners and advancing our technology portfolio. With clear evidence of an emerging value hearing health market opportunity and new partnerships coming on board, coupled with our strong Medtronic business, we are poised for future growth. We expect our momentum to build through year-end, and we are on track to achieve sequential revenue growth in the fourth quarter and higher sales year-over-year for 2015.”

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IntriCon Corporation 2015 Third-Quarter Results

November 9, 2015

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Monday, November 9, 2015, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-364-3109 and provide the conference ID number 8184709 to the operator.

A replay of the conference call will be available three hours after the call ends through 7:00 p.m. CT on Monday, November 23, 2015. To access the replay, dial 1-888-203-1112 and enter passcode: 8184709.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2015 Third-Quarter Results

November 9, 2015

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales, net	$17,341	$17,005	$51,063	$51,822
Cost of sales	12,706	12,529	37,515	37,801
Gross profit	4,635	4,476	13,548	14,021

Operating expenses:
Sales and marketing	854	917	2,739	2,815
General and administrative	1,708	1,647	5,150	4,887
Research and development	1,344	1,214	3,864	3,530
Restructuring charges	—	—	—	83
Total operating expenses	3,906	3,778	11,753	11,315
Operating income	729	698	1,795	2,706

Interest expense	(95)	(99)	(287)	(362)
Other income (expense)	(131)	27	17	(35)
Income from continuing operations before income taxes and discontinued operations	503	626	1,525	2,309

Income tax (benefit) expense	(125)	68	107	151
Income before discontinued operations	628	558	1,418	2,158
Loss on sale of discontinued operations	—	—	—	(120)
Loss from discontinued operations, net of income taxes	—	—	—	(150)
Net income	$628	$558	$1,418	$1,888

Basic income (loss) per share:
Continuing operations	$0.11	$0.10	$0.24	$0.37
Discontinued operations	—	—	—	(0.05)
Net income per share:	$0.11	$0.10	$0.24	$0.33

Diluted income (loss) per share:
Continuing operations	$0.10	$0.09	$0.23	$0.36
Discontinued operations	—	—	—	(0.04)
Net income per share:	$0.10	$0.09	$0.23	$0.31

Average shares outstanding:
Basic	5,943	5,820	5,873	5,777
Diluted	6,210	6,148	6,214	6,037

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IntriCon Corporation 2015 Third-Quarter Results

November 9, 2015

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	September 30, 2015 (Unaudited)	December 31, 2014
Current assets:
Cash	$397	$328
Restricted cash	592	640

Accounts receivable, less allowance for doubtful accounts of $113 at September 30, 2015 and $120 at December 31, 2014	7,492	7,673
Inventories	13,137	9,983
Other current assets	1,028	1,013
Total current assets	22,646	19,637

Machinery and equipment	37,963	35,104
Less: Accumulated depreciation	31,936	30,859
Net machinery and equipment	6,027	4,245

Goodwill	9,194	9,194
Investment in partnerships	278	387
Other assets, net	408	498
Total assets	$38,553	$33,961

Current liabilities:
Checks written in excess of cash	$1,057	$516
Current maturities of long-term debt	1,929	1,886
Accounts payable	6,634	5,438
Accrued salaries, wages and commissions	2,908	2,519
Deferred gain	83	110
Other accrued liabilities	1,391	1,364
Total current liabilities	14,002	11,833

Long-term debt, less current maturities	5,121	4,627
Other postretirement benefit obligations	481	485
Accrued pension liabilities	686	741
Deferred gain	—	55
Other long-term liabilities	94	113
Total liabilities	20,384	17,854
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,977 and 5,844 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	5,977	5,844
Additional paid-in capital	17,565	16,939
Accumulated deficit	(4,856)	(6,274)
Accumulated other comprehensive loss	(517)	(402)
Total shareholders' equity	18,169	16,107
Total liabilities and shareholders’ equity	$38,553	$33,961

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